EXHIBIT 3.2

ARTICLES OF ASSOCIATION OF A PRIVATE COMPANY PURSUANT TO

THE COMPANIES LAW, 5759-1999

of

Name in Hebrew: Even Keisar Sdot-Yam Ltd.

Pvte. Co. 51-143950-7

Name in English: CaesarStone Sdot-Yam Ltd.

1.	Interpretation

1.1	In these Articles, unless the context necessitates a different meaning:

“CaesarStone Cooperative Agricultural Society”	CaesarStone Cooperative Agricultural Society Ltd., Pvte. Co. 57-004566-6.

“Means of control”	In an incorporated body, each of the following — 1) a right to vote at the general meeting (or corresponding body) of the incorporated body; 2) the right to appoint directors or general manager of the incorporated body; 3) the right to receive a dividend out of the profits of the incorporated body or out of its surplus assets at the time of its winding-up.

“Interested party”	As defined in the Securities Law, 5728-1968, including Sdot-Yam and each of the individuals who make it up and including an officer in CaesarStone or in Sdot-Yam and members of Kibbutz Sdot-Yam.

“The board of directors”	Means the board of directors duly elected in accordance with the provisions of Article 20 of the Articles.

“The Company” or “CaesarStone”	CaesarStone Sdot-Yam Ltd.

“Holding”	As defined in the Securities Law, 5728-1968, with respect to an authorized transferee, holding is not by way of an agreement or cooperation.

“The shares”	The shares of the Company of all the different classes, including ordinary shares and/or preference shares.

“The office”	Means the registered office of the Company for the time being.

“Issue” or “issue to the public”	An initial offering to the public of shares or securities convertible into shares of the Company, including a listing of shares for trading on a stock exchange in Israel or abroad.

“Investment Agreement”	The Investment Agreement that was signed between the Company and Tenne on July 4, 2006.

“The Articles”	These Articles of Association of CaesarStone Sdot-Yam Ltd., as may be duly amended from time to time.

“Subsidiary” and “affiliate”	As defined in the Securities Law, 5728-1968.

“The Companies Law”, “the Law”	Means the Companies Law, 5759-1999, as amended from time to time.

“Tenne”	Tenne for Investment in Quartz Surfaces Limited Partnership (in formation) through the general partner Tenne Investment Management in Kibbutzim, Pvte. Co. 513601575.

“Price of the transaction”	On the date of the original issue of the preference shares to Tenne — 1,150.01 US dollars per share, or as updated (if updated) in accordance with the provisions of Clause 7, or Clause 11.7, or Clause 18 of the Investment Agreement, but in the case of a dilution issue the price of the transaction will change and will become the same as the new price. It is clarified that if CaesarStone makes a distribution of bonus shares, a split of shares or a consolidation of shares in a manner that does not alter the commercial value of the holdings of the shareholders, the necessary adjustment of the price per share will be made, as the case may be.

“Officer”	As defined in the Companies Law.

“Authorized transferee of CaesarStone Cooperative Agricultural Society”	A body corporate which directly or indirectly controls a percentage exceeding 50% of any class of means of control in CaesarStone Cooperative Agricultural Society (where the remaining holders of means of control are amongst the individual parties who make up Sdot-Yam or an authorized transferee of CaesarStone Cooperative Agricultural Society), a body corporate which is controlled, at any time, to an extent exceeding 50% of every class of means of control therein, by CaesarStone Cooperative Agricultural Society (where the remaining holders of means of control are any of the individual parties who make up Sdot-Yam or an authorized transferee of CaesarStone Cooperative Agricultural Society), or which is controlled by the party who controls CaesarStone Cooperative Agricultural Society, directly or indirectly, to a percentage exceeding 50% of any class of means of control therein (where the remaining holders of means of control are any of the individual parties who make up Sdot-Yam or an authorized transferee of CaesarStone Cooperative Agricultural Society), and/or a body corporate fully controlled by members of the Kibbutz, in whole or in part, directly or indirectly, including through a trustee, provided that up to the date of the issue there shall not be transferred to such body corporate more than 10 percent of the shares of CaesarStone at any time and/or more than 49 percent of all the means of control, apart from the proprietary rights and inter alia the right to receive a dividend out of the profits of the incorporated body or out of the balance of its property at the time of its winding-up in CaesarStone Cooperative Agricultural Society which is held by Sdot-Yam Businesses Holding and Management Cooperative Agricultural Society Ltd., always provided that such body corporate does not compete directly and/or indirectly with the Company.

“Authorized transferee of Tenne”	(1) Each of the limited partners in Tenne, (2) any other limited partnership in which the general partner therein is controlled by Mr. Ariel Halperin, directly or indirectly, or (3) each of the limited partners in the partnership mentioned in Paragraph (2); provided that a transfer as referred to in Paragraph (1) and (3) is subject to the passing of a resolution for the winding-up of Tenne or is subsequent to the issue, whichever is the earlier.

“Kibbutz Sdot-Yam” or “the Kibbutz”	Kibbutz Sdot-Yam, Cooperative Agricultural Society Ltd., No. 57-000350-9.

“Sdot-Yam” or “individual parties who make up Sdot-Yam”	Sdot-Yam Businesses Holding and Management Cooperative Agricultural Society Ltd., CaesarStone Quartz Surfaces Limited Partnership, Kibbutz Sdot-Yam, CaesarStone Cooperative Agricultural Society, Keif-Yam Ltd., Caesarea Doors Limited Partnership, Sdot-Yam Members Ltd.

“Control”	As defined in the Securities Law, 5728-1968.

1.2	Unless the context of the Articles necessitates a different meaning, the terms and expressions which have been defined in the Law, or in regulations made or which will be made pursuant thereto, as same are in force at the date on which any provision contained in the Articles is required to bind the parties to the Articles, will have the meanings ascribed to them there; words in the singular include the plural, and vice versa; words importing the masculine gender shall include the feminine, and words the meaning of which is persons shall also include bodies corporate.

2.	Status of the Articles and ways of amending same

2.1	The Articles are a contract between the Company and its shareholders and between its shareholders amongst themselves. The Articles do not confer rights on any other person.

2.2

2.2.1	In every case of a conflict, non-conformity and/or clash between the provisions of the Articles and another agreement between the Company and its shareholders, in whole or in part, the provisions of the other agreement shall take precedence and shall prevail.

2.2.2	In any event of a conflict, non-conformity and/or clash between a provision of the Articles and another agreement between the shareholders as amongst themselves, in whole or in part, the provisions of the other agreement shall take precedence and shall prevail.

2.3	Apart from articles in these Articles which prescribe a different amendment provision with regard to what is regulated therein, the provisions of the Articles shall be capable of being amended by the majority required according to the law.

2.4	An amendment to the Articles shall be valid from the date the general meeting specifies in its resolution, provided that such date shall not be earlier than the date of the resolution regarding the amendment.

3.	Objects of the Company and its goals

3.1	The objects of the Company are to engage in any lawful business.

3.2	The Company will operate in accordance with commercial considerations for the making of profits.

3.3	The Company is entitled to donate a reasonable amount to a worthy cause.

4.	Limitation of liability

The liability of each shareholder is limited to the unpaid portion of the consideration which the original purchaser of the aforesaid shares from the Company undertook to pay the Company at the time of allotment of the shares.

5.	Private company — restrictions

5.1	These Articles restrict the right to transfer shares of the Company as stated in Articles 11, 12, 13 and 16 below.

5.2	The Company shall not offer its shares or the debentures issued by it to the public, all subject to Clause 15 of the Investment Agreement.

5.3	The number of shareholders in the Company shall not exceed fifty. Employees of the Company or persons who were formerly its employees and in their capacity as such, and after they ceased their employment, have continued to be shareholders in the Company, will not be taken into account as shareholders of the Company.

5.4	It is clarified that two or more persons who jointly hold a share or shares of the Company shall be deemed to be one shareholder in counting the shareholders of the Company.

6.	Authorized capital

6.1	The authorized share capital of the Company is NIS 8,000,000 and it is comprised of 192,858,700 ordinary share of NIS 0.04 par value each, and 7,141,250 preference shares of NIS 0.04 par value each.

6.2	The general meeting may, by a simple majority, increase the authorized share capital of the Company in different classes of shares, including ordinary shares, preference shares, redeemable ordinary shares or redeemable preference shares, foundation shares, shares having other special rights and restrictions in connection with the distribution of dividends, voting rights, a right to receive information and inspect documents, on such conditions as shall be specified in its resolution.

The power and authority of the general meeting under this article applies whether or not all the shares it has been decided to issue have been issued up to such time, and whether or not full payment in respect of all the shares that have been issued up to such time has been called.

6.3	The new shares will be subject to all the provisions of the Articles with regard to calls, lien, forfeiture, transfer, transmission and so forth which apply to the shares in the original share capital.

6.4	The general meeting may, by simple majority, cancel authorized share capital that has not yet been allotted, provided that there is no undertaking by the Company, including a contingent obligation, or option or other obligation pursuant to the Investment Agreement, to allot the shares.

7.	Issued capital and rights attaching to a share

7.1	Subject to the Investment Agreement:

7.1.1	The board of directors of the Company may at any time, in its discretion and subject to the provisions of these Articles, decide on the issue and allotment of shares and other securities of the Company, of any class that is specified in the Articles, including ordinary shares, preference shares, redeemable ordinary or redeemable preference shares (hereinafter: “Redeemable Shares”), foundation shares, shares having other special restricted rights or with restrictions in regard to distribution of dividends, voting rights, the right to receive information and to inspect documents, at such times, on such conditions and at such prices as shall be specified.

7.1.2	The board of directors shall have the power to make calls on any shareholder in respect of any shares, at such time and for such consideration as the board of directors shall decide.

7.1.3	If according to the terms of issue of any share, payment for the share, in whole or in part, is in installments, then such installment shall be paid, on the due date for payment thereof, to the Company, by the person who is the holder of the share at that time, or by his trustees.

7.1.4	At the time of issue of shares the board of directors may differentiate between and make different calls on such shareholders in regard to the amounts of the calls and/or the times for payment thereof.

7.2	Ordinary shares. An ordinary share confers on its holder —

7.2.1	The right to participate in the receipt of a dividend and in any other manner in which the profits of the Company may be distributed, after the board of directors of the Company has decided on the distribution of a dividend, as stated in Article 28 of the Articles. The pro rata portion of each share in a dividend that is distributed shall be proportionate to the par value of the shares against the total par value of the issued shares as at the effective date for the distribution, all subject to the priority of the preference shares, as described in Article 7.3.

For these purposes, “the effective date for distribution” means — the date of the resolution regarding the distribution of a dividend or a later date which the board of directors has specified in its resolution regarding the distribution of a dividend.

7.2.2	Relative voting power according to the par value of the share as against the total par value of the issued shares as at the date of the general meeting.

7.2.3	The right to participate in receiving the surplus assets of the Company on completion of its winding-up, after payment of all its liabilities, according to a pro rata portion of the total paid-up capital of the Company, all subject to the priority of the preference shares, as described in Article 7.3.

7.2.4	In addition to the rights that have been granted to Tenne under Clause 19.8 of the Investment Agreement, a right to inspect any register, account, document or financial statement of the Company as mentioned in the Law and in the regulations that have been made or may be made pursuant thereto, as in force from time to time, and on the conditions mentioned in the Law and in the regulations thereunder only, as well as rights to information. In no other case will a shareholder, of ordinary shares or of any other class, be permitted to inspect any register, account, document, or financial statement of the Company, unless he has been permitted to do so by the board of directors or by the general meeting of the Company.

7.2.5	Any other right as stated in these Articles.

7.3	Preference shares

7.3.1	In addition to the rights attaching to the ordinary shares of the Company, every 1,000 preference shares shall confer on their holders priority in any distribution of dividend or dividend in kind (including by way of a distribution of shares) by the Company, out of profits which do not derive from activities which are an approved enterprise (with it being clarified that if there are insufficient profits as aforesaid, this will not prejudice the priority of the preference shares held by Tenne, which shall be granted also in relation to a distribution of other profits of the Company up to the amount of the cumulative annual preference), up to an amount of (1) NIS 6,901 per annum linked to the Consumer Price Index which was known on the closing date (as mentioned in the Investment Agreement), and together with (2) a percentage of 0.072% of the annual profits of CaesarStone before tax and before payment of management fees, in accordance with the Company’s annual financial statements.

7.3.2	It is clarified that if CaesarStone should make a distribution of bonus shares, a split of shares or a consolidation of shares in a manner that does not alter the commercial value of the shareholders’ holdings, the necessary adjustment of the aforesaid amount of the preference will be made. For the removal of doubt, the preference shares shall confer on their holder also a pro rata portion of any dividend which exceeds the aforesaid amount of preference in a manner identical to the ordinary shares of the Company. Immediately prior to the issue, the preference shares will be converted into ordinary shares and the aforesaid preference shall be cancelled.

7.4	The board of directors of the Company shall be entitled at any time, in its discretion, and subject to the conditions that will be specified in the allotment of redeemable shares agreement or by the board of directors from time to time, to redeem redeemable shares from their holders.

7.5	The board of directors may, in its sole discretion, offer some or all of the existing shareholders new shares at the time of issue of new shares by it, in accordance with and subject to the provisions of these Articles and the Investment Agreement.

8.	Ownership of shares, share certificates and share deeds

8.1	A shareholder is a person registered as a shareholder in the register of shareholders, or a person who holds a share deed that was issued pursuant to Article 8.6 of the Articles. The Company will be not obliged to recognize any right on another basis in relation to a share, or in relation to a benefit therein, on the part of any other person, unless a competent court or the provisions of any law has so ordered. A share may be held jointly by several persons. Joint ownership of a share will be registered in the register of shareholders or on the share deed, as the case may be.

8.2	Share certificates shall be issued under the seal or rubber stamp of the Company, and under the signatures of two directors, or one director and the secretary of the Company, or in any other manner the board of directors may decide.

8.3	Every shareholder will be entitled to receive one share certificate in relation to the shares registered in his name in the register of shareholders, or, if the board of directors so approves (after such amount as the board of directors shall fix from time to time has been paid) a number of share certificates, each in relation to one or more of the shares registered in his name. Every share certificate shall mention the number of shares in respect of which it is issued and the amount that has been paid up on them.

8.4	Share certificates registered in the names of two or more persons shall be delivered to the person whose name stands first in the register of shareholders in relation to the joint ownership of such shares.

8.5	If a share certificate should become worn, lost or destroyed, it may be renewed against payment, if imposed, and on such conditions with regard to proof and indemnity for damages as the board of directors shall deem fit.

8.6	The Company may issue bearer share deeds in respect of shares the consideration for the issue of which has been paid in full. Where such share deed has been issued, the name of the shareholder will be deleted from the register of shareholders.

9.	Calls on shares

9.1	The board of directors may from time to time, as it sees fit, serve calls for payment on the shareholders in respect of all moneys that have not yet been paid on the shares held by each of the shareholders, and in respect of which the terms of issue of the shares did not set fixed dates for the payment thereof. The board of directors may demand that the payment be made in installments. Prior notice of seven (7) days shall be given in respect of every call, which shall specify the amount of the payment, the time and the place for payment. Every shareholder shall be obliged to pay the amount of the call as demanded in the notice that was delivered in regard thereto. If the terms of issue have set fixed dates for payment, the shareholder shall pay the moneys that have not yet been paid up on the due date for payment thereof without the necessity for a call or prior notice from the Company.

9.2	Joint holders of a share will be jointly and severally liable for payment of all installments and calls that are due in respect of a share in their joint ownership.

9.3	Any amount due in respect of shares of the Company the due date for payment of which has arrived, whether pursuant to the terms of issue of the shares or according to a call as referred to in Article 9.1 of the Articles, shall bear interest at the maximum permissible rate for the time being according to any law, or at such lower rate as the board of directors may fix from time to time, from the date specified for the payment thereof and up to the date of actual payment thereof.

9.4	The board of directors may, in its discretion, give approval to a shareholder to anticipate the payment of any amount he owes the Company. The board of directors may, in its discretion, pay the shareholder interest on the amount paid in advance as aforesaid, in whole or in part, up to the original date for payment of the amount which has been paid, at such rate as shall be agreed between the board of directors and the shareholder.

10.	Forfeiture of shares and lien

10.1	If a shareholder has failed to pay any payment that is due from him to the Company on or before the date specified for the payment thereof according to the terms of issue or pursuant to a call by the board of directors, the board of directors may at any time thereafter deliver a notice to such shareholder demanding from him that he make payment of such amounts, together with the interest which has accrued and all the expenses the Company has incurred due to the non-payment of such payment, and stating that if he does not do so within fourteen (14) days, or any longer period that may be mentioned in the notice, following the date of the notice, his shares the payment in respect of which has not yet been paid, plus 33% of his remaining shares the consideration for which has been paid, are likely to be held forfeit by the Company. A resolution on forfeiture shall be passed by the board of directors by a simple majority.

10.2	Any share that has been held forfeit shall be a dormant share within the meaning thereof under Section 308 of the Law. The board of directors may cancel a forfeiture of shares, in whole or in part. If the forfeiture has not been cancelled, the board of directors may, subject to the provisions of the Articles in regard to the allotment and transfer of shares, sell the forfeited shares, or otherwise dispose thereof as it sees fit.

10.3	A shareholder whose shares have been held forfeit shall cease to be a shareholder in relation to the forfeited shares.

10.4	So long as the payments due in respect of shares which the Company has allotted have not been paid in full, including the interest and the expenses due in connection with the shares, the Company will have a first and paramount lien over all such shares, including over a dividend which may be declared from time to time on the aforesaid shares, and also over the proceeds from the sale thereof, for the liquidation of the debts and obligations to the Company of such shareholder, whether alone or together with any other person, whether or not the time for liquidation of such debts or the time for performance of such obligations has arrived, regardless of the source or origin of the debts. In the absence of a resolution to the contrary, if the Company has registered a transfer of shares this will be deemed to be a waiver by it of the aforesaid lien (if any) over the shares. The contents of this article are subject to a charge over shares that will be made for purposes of providing the loan to Kibbutz Sdot-Yam as stated in Clause 10 of the Investment Agreement.

10.5	For purposes of realizing the lien mentioned in Article 10.4 of the Articles, the board of directors will be entitled to sell the shares under lien and to perform all the acts required for completing such sale, in such manner as it shall deem fit; however no share shall be sold unless written notice has been served on the shareholder or the executors of his estate stating that the Company intends selling the share, and the shareholder or the executors of his estate has/have failed to pay the aforesaid debts or has/have failed to fulfill or has/have failed to perform the aforesaid obligations within seven (7) days after receipt of such notice.

10.6	The net proceeds from a sale referred to in Article 10.5 of the Articles, after payment of the selling expenses, shall serve for the liquidation of the debts and for fulfillment of the obligations of such shareholder to the Company, including the debts, obligations and engagements the date for liquidation or fulfillment of which has not yet arrived, and the balance (if any remains) shall be paid to him or to the executors of his estate, or to whomever he may transfer such right.

11.	Preferential right to purchase shares of the Company

11.1	If any of the Company’s shareholders (hereinafter: “the Seller”) wishes to sell and/or transfer the shares that are held or which may be held by him in the Company, in whole or in part (hereinafter: “the Shares Offered”) to a third party, he must first offer the Shares Offered to the remaining shareholders of the Company (for purposes of this article below: “the Offerees”) on such terms and conditions as shall be specified by him. The Seller’s offer shall contain at least the following details: the number of Shares Offered and the price asked in respect thereof and the terms of payment (hereinafter: “the Sale Notice”).

11.2	Each of the Offerees who wishes to purchase the Shares Offered or any portion thereof (hereinafter: “the Interested Offerees”) shall be obliged to give notice to that effect to the Seller within 14 days from receipt of the Sale Notice (hereinafter: “the Notice of Exercise”). In the Notice of Exercise each of the Interested Offerees shall specify the number of Shares Offered he wishes to buy. Such number may be equivalent to portion of the Shares Offered which is equal to his pro rata share in the total issued share capital of the Company held by all the Offerees (hereinafter: “the Proportionate Part”) or a different quantity of shares, whether exceeding the Proportionate Part or lower than the Proportionate Part.

11.3	In a case in which, according to what is stated in the Notices of Exercise that are given by the Interested Offerees, the Seller’s sale offer in respect of all the Shares Offered is accepted, this will constitute the perfecting of a binding agreement between the Seller and the Interested Offerees for the sale of the Shares Offered under the conditions set forth in the Sale Notice. In such event, the parties will meet on the first business day after the elapse of fifteen (15) days from the date of delivery of the Notice of Exercise (or a later date that was specified in the Sale Notice) (hereinafter: “the Date of Exercise”), at a place to be fixed by the Seller, and at that time the Seller shall sell and transfer the Shares Offered to the Interested Offerees, where such shares are free and clear, simultaneous with and against payment of the consideration as specified in the Sale Notice.

11.4	In a case in which according to the Notices of Exercise that have been given by the Interested Offerees there is a willingness on their part, collectively, to purchase shares from the Seller in a quantity exceeding the number of Shares Offered, each of the Interested Offerees, as the case may be, will be entitled to purchase the entire quantity mentioned by him provided that it is less than the Proportionate Part, or the Proportionate Part (if it was stated by him in his notice that he is willing to purchase at least such quantity) and if — as the case may be, it was stated by him in the Notice of Exercise given by him that he is willing to purchase a quantity in excess of the Proportionate Part, he shall also purchase any quantity in excess of the Proportionate Part that is available for sale after the purchase by the Interested Offerees who have purchased only their Proportionate Part or any quantity which is less than that (in a case in which they were interested in purchasing only a smaller quantity) (hereinafter: “the Surplus Quantity”). In a case in which the total Surplus Quantity which the Interested Offerees, or some of them, are willing to purchase exceeds in aggregate the Surplus Quantity which is available for sale, each of the Interested Offerees wishing to purchase a Surplus Quantity shall purchase a pro rata portion of that total Surplus Quantity which is equivalent to his Proportionate Part of the total issued share capital of the Company that is held by all the Offerees interested in purchasing such Surplus Quantity.

Nothing in the foregoing shall derogate from the right of the Interested Offerees to reach an agreement between them regarding the quantity of shares each of them will purchase, so long as the entire quantity of the Shares Offered is purchased.

11.5	If no Notice of Exercise is given in writing within the time specified for this in relation to all the Shares Offered and/or if the full consideration in respect thereof has not been paid at the time mentioned in Article 11.3 above, for any reason that is not dependent on the Seller, this shall be deemed to be as if the preferential right for purchasing the Shares Offered pursuant to this Article 11 was not exercised, and the Seller will be entitled to sell the Shares Offered to a third party within 90 days from the last date for the giving of a Notice of Exercise, or from the date on which the payment was supposed to be made, as the case may be (hereinafter: “the Sale Period”) under the conditions as set forth in the Sale Notice (or on other conditions which are not more favorable to the buyer).

For the removal of doubt, nothing in the foregoing shall derogate from any remedy that may be available to the Seller in a case in which the Interested Offerees, or any of them, fail to abide by their undertaking to purchase the Shares Offered, or any part thereof, as stated in the Notices of Exercise that have been given by them.

11.6	The Interested Offerees will be responsible for obtaining, up to the Date of Exercise, approval for the purchase by them of the Shares Offered as described in Article 11, to the extent that such approval is required, from any third party (including, but without limitation, any authority that is concerned in the matter — if any) and whose approval is necessary according to any law, agreement or undertaking to which CaesarStone and/or the shareholders therein are a party.

11.7	Where the Sale Period has passed and the Shares Offered have not yet been sold, the Seller will no longer be entitled to contract with any person for the sale or transfer of the Shares Offered, unless all the conditions and the rules set forth in this Article 11 have been invoked once again.

11.8	The provisions of this Article 11 shall apply to any transfer of shares in the Company, including portion of the Seller’s shares, whether voluntarily or involuntarily, and including in a case of a gift or in the case of a sale by a receiver or a liquidator or a trustee in an arrangement with creditors. The contents of this Article 11 shall also apply to a transfer of shares from the transferee to additional transferees.

11.9	The aforegoing contents of this Article 11 will not apply to a sale or transfer of shares of the Company that are offered for sale by the Seller to his or its authorized transferee, on condition that that the authorized transferee shall assume in writing and in advance all the obligations of the Seller in accordance with the Investment Agreement in relation to the Shares Offered.

11.10	A transfer of shares, holding, interests and/or voting rights (directly or indirectly) in Tenne, in CaesarStone Cooperative Agricultural Society and in any other shareholder which is a body corporate for which the holding of shares in the Company constitutes its main asset, to anyone who is not “an authorized transferee”, will also be subject to the provisions of this Article 11, and all the provisions of this Article 11 shall also apply in such case, mutatis mutandis, as the case may be.

11.11	A transfer of shares which is not in accordance with the contents of this article shall be void.

11.12	Article 11 will be cancelled immediately prior to the issue.

12.	Right to join in sale (tag-along right)

12.1	Without derogating from the rights stipulated in Article 11 above, if and to the extent that any of the shareholders of the Company, excluding Tenne (and except anyone who holds shares by virtue of his being an employee of the Company and anyone who holds less than 2% of issued shares of the Company) (hereinafter: “the Offeror”) should wish to sell or transfer or offer the shares held by him in the Company, in whole or in part, to any other persons who are not an authorized transferee, then the following provisions will apply:

12.1.1	Where the Offeror has requested to sell shares of the Company held by him to a third party, he shall give written notice to that effect to Tenne (hereinafter in this article: “the Offeree”), indicating the proposed conditions of the sale (price and the remaining basic conditions) (hereinafter in this article: “Sale Notice”).

12.1.2	Where a Sale Notice has been given to the Offeree, it shall be entitled to notify the Offeror in writing (hereinafter in this article: “Tag-along Notice”) within 30 days from receipt of the Sale Notice, of its desire to join in the transaction and to sell portion of the shares held by it to such third party. In the Tag-along Notice the Offeree shall mention the quantity of shares it wishes to sell, which shall not exceed its Proportionate Part (according to the ratio of holdings in the Company) of the Shares Offered for sale (as stated in the Sale Notice), based on the Offeree’s percentage holdings of the issued shares in the Company.

12.1.3	The Offeror shall cause the party who gave a Tag-along Notice to be joined in the transaction, if it actually materializes, according to the number of shares denominated in the Tag-along Notice, for the same consideration relatively and on the same conditions as those the Offeror will receive and which shall not be inferior to the conditions contained in the Sale Notice.

12.1.4	If the third party refuses to buy shares in excess of the shares that were offered for sale by the Offeror, the Offeror and the Offeree will sell the third party shares in the quantity of shares which were offered for sale, where the portion of the Offeror and the Offeree of the shares that will be transferred to the third party will be according to their pro rata percentage holdings of shares of CaesarStone prior to the transfer.

12.1.5	In the case of a sale in which a Tag-along Notice has been given as aforesaid, the Offeror undertakes to do its best in order to cause a situation that there shall be no mutual liability (as distinguished from personal liability) as between the Offeror and the Offeree, vis-à-vis the third party who purchased shares as aforesaid and that the Offeree will not be required to make any representations or to give indemnity in regard to the relationship of CaesarStone and Sdot-Yam. In a case in which, notwithstanding the foregoing, such mutual liability does apply, the Offeror and the Offeree will sign a document of reciprocal indemnity in respect of such liability.

12.2	Notwithstanding the contents of this article, if the Offeror wishes to sell a third party shares in the Company at a percentage that will cause a situation that the Offeror, following such transaction, will hold less than 50% of one of the means of control in the Company, whether in one transaction or in a series of related transactions, then the Offeree will have the right to sell, together with the Offeror, all its shares in the Company to that third party, and the sale will be subject to this right.

12.3	The provisions of this Article 12 shall apply, mutatis mutandis, also to a transfer of shares and/or any other rights in a body corporate which directly or indirectly holds shares in CaesarStone, except in a case in which the holding shares in CaesarStone (directly or indirectly) does not constitute the major portion of the assets of the body corporate in which the shares or the rights are transferred as aforesaid.

12.4	A transfer of shares other than in accordance with the contents of this article will be void.

12.5	This Article 12 will be cancelled immediately prior to the issue.

13.	Obligation to join in sale (bring-along obligation)

13.1	In every case in which shareholders who hold at least 75% of the issued and paid-up share capital of the Company (hereinafter: “the Selling Shareholders”) should agree to accept an offer to sell all their shares to a third party, and if such sale is contingent upon the sale of all the issued, paid-up and guaranteed shares (such as: options and any other class of share that has been allotted and/or which it is possible will be allotted in the future to the existing shareholders in the Company or any other party) (hereinafter: “the Remaining Sellers”), then all the Remaining Sellers shall sell all the issued, paid-up and guaranteed shares described above, to such third party purchaser, according to the same conditions as have been agreed by the Selling Shareholders for the sale of their shares. Notwithstanding the foregoing, it will be possible to compel Tenne to sell its shares as aforesaid only if the value of the sale reflects for Tenne an annual internal rate of return relative to the price of its investment (“IRR”) of at least 25%.

13.2	In the case of such sale, the Selling Shareholders undertake to do their best in order to cause a situation that there will be no mutual liability (as distinct from personal liability) between them and the Remaining Sellers, vis-à-vis the third party who purchased shares as aforesaid, and that the Remaining Sellers will not be called upon to make any representations or give an indemnity regarding the relationship of CaesarStone and Sdot-Yam. In the event that, notwithstanding the foregoing, the aforesaid mutual liability does apply, the Selling Shareholders and the Remaining Sellers will sign a document of reciprocal indemnity in respect of such liability.

13.3	This Article 13 will be cancelled immediately upon the issue.

14.	Right of preservation of the Proportionate Part (pre-emptive right)

14.1	If the Company has sought to issue shares, convertible securities, options or other rights (hereinafter: “the Additional Shares”), to any of its shareholders and/or to a third party, it shall give written notice to that effect to Tenne (hereinafter in this article: “the Offeree”), indicating the proposed conditions of the allotment (price and the remaining basic conditions) (hereinafter in this article: “Notice of Allotment”).

14.2

Where the Offeree has been given a Notice of Allotment as aforesaid, the Offeree will be entitled to notify the Company in writing (hereinafter in this article: “Tag-along Notice”) within 30 days from receipt of the Notice of Allotment, of its desire to join in the allotment and shall indicate the quantity of shares it wishes to purchase by way of an allotment, which shall not exceed a number equal to a multiplication of its percentage holdings in the Company immediately prior to the allotment on a full dilution, by the number of Additional Shares.

14.3	The Tag-along Notice shall state that the Offeree agrees to the price and to the conditions of payment demanded, as denominated in the Notice of Allotment.

14.4	After a Tag-along Notice has been given, the Notice of Allotment and the Tag-along Notice shall be deemed to be a binding agreement between the Offeree and the Company, for the allotment of shares as denominated in the Tag-along Notice in the name of the Offeree, for a consideration and on conditions relatively identical to those under which the other allotments were made in the Company, and which shall not be inferior to the conditions in the Notice of Allotment.

14.5	If no Tag-along Notice is given by the Offeree within the aforesaid 30 days, or if a notice of refusal has been given, the Company will be entitled to allot the shares denominated in the Notice of Allotment, to any third party, during a period of 90 days following the end of the period for giving the Tag-along Notice, and may do so only at the price and on the terms of payment that were demanded by it in the Notice of Allotment which was delivered to the Offeree (or under other conditions which are not more favorable for the purchaser of the Additional Shares).

14.6	After the elapse of the aforesaid 90 days, the Company will not be entitled to allot its shares, unless it repeats the process specified in this article from the inception thereof.

14.7	Notwithstanding the foregoing, the following allotments will not be subject to this article: (a) an issue of shares for purposes of a share split or distribution of dividend shares; (b) an issue of shares and the allotment thereof for purposes of exercising options and/or debentures and/or other securities that are convertible into ordinary shares of the Company, if such were issued; (c) an issue of shares and/or an allotment of options or other rights to employees, consultants and officers of the Company in accordance with the employee option scheme at an overall aggregate percentage that shall not exceed 7% of the issued share capital of the Company, which shall be approved by the board of directors of the Company, and on condition that the allotment to the employees shall be made for purposes of employee incentive and will be received by the employee personally (as distinguished from an allotment which the employee will be obliged to transfer to Kibbutz Sdot-Yam; (e) an issue of shares for purposes of an issue to the public.

14.8	An allotment of shares other than in accordance with the contents of this article will be void.

14.9	This Article 14 will be cancelled immediately prior to the issue.

15.	Adjustment of price (Full Rachet)

15.1	If the Company should, after the date of signing of the Investment Agreement and up to the earlier of (a) an issue to the public; or (b) three years from the date of closing of the Investment Agreement, offer to allot shares, convertible securities, options or other rights to any third party (hereinafter in this article: “the Shares”, “the Diluting Allotment”) at a price per share (“the New Price”) which is lower than the transaction price, then the Company shall allot to Tenne, without any consideration, additional preference shares in a quantity equivalent to: (1) the extent of Tenne’s investment (which will be calculated by multiplying the number of Shares which Tenne holds prior to the Diluting Allotment by the transaction price at such time), divided by (2) the New Price, less (3) the number of Shares which Tenne holds prior to the Diluting Allotment. In such case the provisions of Clause 7.7 of the Investment Agreement shall apply, mutatis mutandis, as the case may be. If the convertible securities or options in respect of which an adjustment of price was made to the New Price, should lapse without being exercised, the adjustment of price that was made will be cancelled.

15.2	Notwithstanding the foregoing, the following allotments will not be subject to this Article 15: (a) an issue of Shares for purposes of a share split or distribution of dividend shares; (b) an issue of Shares and the allotment thereof for the exercise of options and/or debentures and/or other securities convertible into ordinary shares of the Company, if such were issued; (c) an issue of Shares and/or an allotment of options or other rights to employees, consultants and officers of the Company in accordance with the employee option scheme at an overall aggregate percentage which shall not exceed 7% of the Company’s issued share capital, which shall be approved by the board of directors of the Company, and on condition that the allotment to employees shall be made for purposes of employee incentive and will be received by the employee personally (as distinguished from an allotment the employee will be obliged to transfer to Kibbutz Sdot-Yam).

16.	Transfer of Shares

16.1	A precondition to every transfer of shares in the Company to any third party or to an authorized transferee (in accordance with the provisions of these Articles) is that such transferee has assumed in writing the provisions of the Investment Agreement and for that purpose the transferee shall sign the Investment Agreement. If this condition is not fulfilled, the transfer will be of no validity. In addition, no transfer of shares in the Company will be registered unless a proper deed of transfer is delivered to the Company. A share transfer deed in the Company shall be signed by the transferor and the transferee, and the transferor shall be deemed to remain the shareholder until the name of the transferee is registered in the register of shareholders in relation to the share transferred. The deed of transfer of a share shall be drawn up in the form as specified by the board of directors.

16.2	Where a party has transferred some or all of the shares in the Company to its authorized transferee and after the transfer of the shares any of the conditions stipulated in the definition of an authorized transferee should cease to be fulfilled in relation to the authorized transferee, all the shares held by that authorized transferee shall be transferred back, before such change, into the ownership of the transferor party or into the ownership of another of its authorized transferees.

16.3	The executors and administrators of the estate of an individual shareholder who has died, or if there are no administrators or executors, the persons who have the beneficial right as heirs of the individual shareholder who has died, shall, after they present adequate proof in the discretion of the board of directors, be the only persons the Company will recognize as holders of a right to the share.

In the case of a share registered in the names of two or more holders and one of them has died, the Company will only recognize the other holder/s or surviving joint holders as the persons who have a right to the share or a beneficial interest therein.

16.4	The board of directors will be entitled to recognize a receiver or a liquidator of a shareholder which is a body corporate in liquidation or winding-up or a trustee of a bankrupt or a receiver of a shareholder in bankruptcy proceedings, as holders of a right to the shares registered in the name of such shareholder.

16.5	Notwithstanding the contents of Articles 16.3 and 16.4 of the Articles, a person who is entitled to shares in the Company by operation of law, including an heir, executor, administrator, liquidator of a body corporate, receiver, or trustee in bankruptcy (hereinafter in this sub-article: “the Offeror”) will be obliged to offer the Company or the other shareholders (hereinafter in this sub-article: “the Offerees”), to purchase the shares to which they are entitled, in consideration for a value that will be determined by an agreed expert in economics.

17.	The organs and division of powers between them

17.1	The organs of the Company are the general meeting, the board of directors and the general manager (hereinafter: “the General Manager”). The division of powers and authorities between the organs will be made in the manner specified below in the Articles and according to the provisions of the law. In the case of any power or act which the Company seeks to exercise or to perform, and in relation to which no details are given in the Articles and in the law as to which organ is authorized to exercise it, the board of directors will be the competent organ to exercise or perform it.

17.2	Resolutions of the Company on the following matters shall be passed at the general meeting —

17.2.1	The powers conferred on the general meeting in accordance with Section 57 of the Companies Law;

17.2.2	Approval of operations and transactions which require the approval of a general meeting according to law.

17.3	The board of directors shall formulate the policy of the Company and shall supervise the performance of the functions of the General Manager and his operations, including:

17.3.1	It will have the powers and will bear the duties set forth in Section 92 of the Companies Law;

17.3.2	It will decide on any operation and transaction requiring its approval according to the Articles and according to the law.

17.4	The General Manager shall be entitled to exercise all the powers and authorities of management and performance of the Company as specified in the law.

17.5	The general meeting may at any time resolve to usurp the powers of the board of directors or of the General Manager, or of both of them, on a particular matter or for a specific period of time, as shall be stated in the aforesaid resolution. Such resolution shall not be passed if it was not included in the agenda and in the subjects for discussion of the general meeting, as delivered to the shareholders in the scope of the invitation to the aforesaid general meeting.

17.6	The board of directors may instruct the General Manager how to act in a particular matter, and the General Manager shall act in accordance with the provisions of the board of directors on such matter. If the General Manager does not carry out the instructions of the board of directors to the satisfaction of the board of directors, the board of directors may exercise the aforesaid power instead of him.

17.7	Where the general meeting has resolved that the board of directors is unable to fulfill its functions and to exercise its powers, whether by virtue of the absence of a quorum for the convening of meetings of the board of directors, or due to a personal interest of one of its members, and that fulfillment of the functions and exercise of such powers is vital and essential to the Company, the general meeting is empowered to act instead of the board of directors in relation to the aforesaid duties and powers.

17.8	At any time the General Manager is prevented from fulfilling his functions and from exercising his powers, the board of directors is authorized to act instead of the General Manager in relation to such powers and duties.

18.	Convening and conduct of the general meeting

18.1	The Company shall hold an annual general meeting as specified in the law.

18.2	A special general meeting may be convened by the board of directors on a resolution by it, or on a requisition of a person entitled to requisition the convening of a special general meeting according to the law. Such requisition shall be delivered in writing to the chairman of the board of directors and shall contain details of the matters in respect of which the convening of a general meeting is requested.

18.3	A board of directors which is called upon to convene a general meeting as stated in Article 18.2 of the Articles shall call such meeting within 21 days from the date on which the requisition was delivered to the chairman of the board of directors as stated in Article 18.2 of the Articles.

18.4	The agenda of a general meeting shall be drawn up solely by the board of directors. The agenda of a general meeting, which convenes on a requisition as referred to in Article 18.2 of the Articles, shall contain the subjects in respect of which convening of the general meeting was requisitioned by the person entitled to requisition the convening thereof as stated in Article 18.2 of the Articles, as well as any other subject as decided by the board of directors. At a general meeting that is convened pursuant to a resolution of the board of directors, the board of directors may include in the agenda the subjects in relation to which convening of the general meeting was requisitioned by the person entitled to requisition the convening thereof as stated in Article 18.2 of the Articles, provided that such requisition was lodged with the chairman of the board of directors, in accordance with the provisions of Article 18.2 of the Articles, not later than seven (7) days before the meeting of the board of directors at which it is decided on convening the general meeting.

18.5	A notice calling a general meeting shall be sent in writing by the board of directors, by the chairman of the board of directors or the secretary of the Company. The notice calling the meeting shall specify the place and time of the meeting and shall give details of the subjects that are on the agenda. The notice calling a meeting shall be delivered to every shareholder personally, according to the address for delivery of notices given from time to time in writing by such shareholder to the Company. Such notice calling a meeting shall be delivered to such shareholder not later than seven (7) days before the date for convening of the meeting.

18.6	Without derogating from the contents of Article 22, until the earlier of a) the date of the issue of the Company, b) the date on which Tenne’s percentage holdings in the Company is lower than 10% of the issued capital of the Company, a quorum for the opening of a session of the general meeting, at the place and at the time for which it was called, shall be the attendance, personally or by way of proxy, of shareholders who jointly hold at least fifty-one percent (51%) of the total voting rights in the Company, as at the date of convening of the meeting, who shall include a representative of Tenne.

After the issue or after Tenne’s percentage holdings in the Company fall below 10%, as the case may be, a quorum will be as prescribed by law and/or subject to the rules of the stock exchange on which the Company is traded, as the case may be.

18.7	Without derogating from the provisions of Article 22, if after half an hour from the time appointed for a session of the general meeting no quorum as mentioned in Article 18.6 of the Articles is present, subject to the proviso that the notice calling the meeting was sent in the manner stated in Article 18.5 above, the meeting will be adjourned to the same day in the following week, at the same hour and at the same place, or to such other day and/or hour and/or other place as the board of directors shall decide. Notices calling the adjourned meeting shall be delivered to the shareholders in the manner stated in Article 18.5 of the Articles; however the times prescribed in Article 18.5 of the Articles will not apply with respect to notices calling the adjourned meeting. The adjourned meeting shall be held with the same quorum as mentioned in Article 18.6 of the Articles, and if no such quorum is present within thirty (30) minutes from the time for which the aforesaid adjourned meeting was called, subject to the proviso that notice calling the adjourned meeting was sent in the manner described above, the meeting will be adjourned to such other day and/or other hour and/or other place as the board of directors shall decide, and such second adjourned meeting shall be held with any number of participants, subject to the condition that the notice calling the first adjourned meeting was sent in the manner stated in Article 18.5 above, but the times prescribed in Article 18.5 of the Articles will not apply to such notices calling the meeting. The adjourned meeting will be entitled to consider and pass resolutions on any matter that was included on the agenda of the original meeting.

18.8	The chairman of the board of directors shall preside at any session of the general meeting of the Company. If there is no chairman of the board of directors, or if he is not present after 15 minutes from the time appointed for the session of the general meeting, or if he is not willing to preside at the session of the general meeting, the shareholders present at the session of the general meeting shall elect one of their number as chairman of the meeting.

18.9	The chairman of the general meeting may adjourn the meeting from time to time and from place to place, and he shall be obliged to do so if a proposal was made for the adjournment of the meeting by anyone entitled to convene general meetings as stated in Article 18.2 of the Articles and the general meeting has accepted such proposal on a vote. A vote in regard to the adjournment of a meeting shall be held without delay, and no other matter shall be considered or discussed at the meeting prior to the results of the vote on that matter becoming known. The provisions of Article 19 of the Articles shall apply to a vote with regard to the adjournment of a meeting. At such adjourned meeting no other matters may be considered or discussed apart from the matters on which discussion was not completed at the meeting at which the adjournment was decided upon.

18.10	Notices calling an adjourned meeting pursuant to Article 18.9 of the Articles shall be delivered to the shareholders in the manner stated in Article 18.5 of the Articles, but the times prescribed in Article 18.5 of the Articles will not apply to notices calling the adjourned meeting. The adjourned meeting pursuant to Article 18.9 shall be held with any number of participants.

18.11	A resolution of the general meeting may be passed even without an invitation and without convening a session of the general meeting (hereinafter in this sub-article: “Resolution Without Meeting”). A Resolution Without Meeting shall require the unanimous consent of all the shareholders entitled to vote at the general meeting.

18.12

18.12.1	A session of the general meeting may be held via any means of communication which make it possible for all the shareholders to hear one another, including a telephone conference call and audio communications via the Internet (hereinafter: “Meeting via Means of Communication”).

18.12.2	Notwithstanding the contents of Article 19 of the Articles, at a Meeting via Means of Communication, a proxy of a shareholder may not participate and vote at the meeting unless he has delivered to the chairman of the session of the general meeting, prior to the opening thereof, an instrument of appointment in writing as referred to in Articles 19.5 and 19.6 of the Articles, including by way of fax, to a fax number that will be given to him by the chairman of the session of the general meeting.

18.12.3	Subject to the provisions of sub-article 19.2 of the Articles, the provisions of Articles 18 and 19 of the Articles, with the exception of Article 18.11 of the Articles, shall apply to a Meeting by via Means of Communication.

19.	Votes of shareholders

19.1	A shareholder may vote personally or by way of proxy who has exhibited a valid instrument of appointment as described in Article 19 below.

19.2	A body corporate which is a shareholder in the Company may, by resolution of its managers or other managing body thereof, appoint such person as it deems fit to be its representative at every general meeting of the Company. A person who has been appointed as aforesaid will be entitled on behalf of the body corporate which he represents to exercise the same powers as the body corporate itself could have exercised had it been a shareholder in the Company which is not a body corporate.

19.3	In the case of joint holders of a share, the vote of the joint holder whose name stands first amongst the joint holders in the register of shareholders, or on the share deed, as exhibited by him or by his proxy, will be accepted, and in the absence of his vote, the vote of the next joint holder after him, and so forth, and the votes of the remaining joint holders will not be accepted.

19.4	No shareholder will be entitled to vote at a general meeting, unless he has paid the calls and all the moneys due from him at that time in respect of his shares.

19.5	Every instrument appointing a proxy of a shareholder shall be signed by the appointer or by his representative who has authority in writing for doing so, or if the appointer is a body corporate, the appointment shall be made in writing signed with the rubber stamp of the body corporate or under the signature of its representative.

19.6	Every instrument appointing a proxy, whether generally or for a specific meeting which is mentioned therein or for another meeting, shall, as far as circumstances permit, be in the text below or in a text substantially similar thereto:

I , of , being a shareholder entitled to vote in the company CaesarStone Sdot-Yam Ltd. (hereinafter: “the Company”), hereby appoint (I.D./Pvte. Co./Publ. Co. ) or in his absence (I.D./Pvte. Co./Publ. Co. ), or in his absence (I.D./Pvte. Co./Publ. Co. ), to attend and vote on my behalf and in my name at all the general meetings of any type of the Company / at the general meeting of the Company which is due to be held on the day of in the year , and at every adjourned meeting of such meeting. In witness whereof I have hereunto signed on the day of in the year .

Signature of appointer

19.7	An instrument of appointment as mentioned in Articles 19.5 and 19.6 above of the Articles may be revoked by the appointer at any time by way of written notice to the Company. The vote of a proxy pursuant to an instrument of proxy as referred to in Articles 19.5 and 19.6 of the Articles will be valid notwithstanding the death of the appointer, or revocation of the instrument of appointment, or transfer of the share in respect of which the vote was given as aforesaid, unless written notice regarding the death, revocation or the transfer has been received at the office of the Company or by the chairman of the meeting prior to the vote.

19.8	A resolution of a session of the general meeting shall be passed by a vote on a poll of the votes attaching to the issued shares of the Company the holders of which, or their proxies, are present and who vote at such session of the general meeting.

19.9	Unless otherwise specified with regard to a particular matter in the Articles or in the law or in the Investment Agreement, resolutions of the general meeting shall be passed by a simple majority of the votes present and voting. The chairman of the general meeting, if he is a shareholder, will not have an additional casting vote. The chairman of the general meeting shall announce the results of the vote, and his announcement shall constitute prima facie evidence of the contents thereof.

In these Articles, “present and voting” does not include abstention votes in a vote.

19.10	A shareholder is entitled to attend and vote at a session of the general meeting by delivering a voting paper, personally or of a proxy attached to a valid instrument of appointment as referred to in Articles 19.5 and 19.6 of the Articles, by mail or by fax, to the chairman of the board of directors or the secretary of the Company, up to thirty minutes before the time specified in the notice calling the meeting for the opening of a session of the general meeting.

20.	Composition and term of office of board of directors, chairman of the board of directors

20.1	CaesarStone shall be managed by a board of directors the number of whose members shall not exceed 9 members, of whom 2 shall be appointed by Tenne by way of notice from Tenne, without the necessity for a resolution of the general meeting of the Company.

20.2	The remaining members of the board of directors (apart from the places reserved for directors on behalf of Tenne) shall be elected by a majority vote of the general meeting.

20.3	Any person entitled to appoint a member of the board of directors of the Company is also entitled to dismiss the member of the board of directors who was appointed by him and to replace him with another, and also to appoint, replace or dismiss an alternate for a member of the board of directors he has appointed.

20.4	Every member of the board of directors who has been duly elected or appointed to his position shall hold office from the date of his appointment, or from a later date as fixed by the persons who elected him or appointed him as a director. The term of office of a director shall end after he has been dismissed or replaced by the person who appointed him. An appointment, dismissal or replacement of a director shall be made by way of written notice to the Company signed by the shareholder making the dismissal or the replacement, as the case may be, and shall come into force on the date specified in the notice, but not before delivery of the notice to the Company, and unless otherwise stated in the notice, on the date of receipt of the notice.

20.5	Every director is entitled to resign from his office by sending a written notice of resignation to the chairman of the board of directors. The chairman of the board of directors is entitled to resign from his office by sending a written notice of resignation to all the members of the board of directors. A notice of resignation pursuant to this sub-article will come into force at the end of fifteen (15) days from the date of the delivery thereof to the chairman of the board of directors or to the members of the board of directors, as the case may be.

20.6	In addition to the foregoing, a director shall cease to serve in that capacity and his office shall automatically be vacated upon the occurrence of one of the events prescribed in Section 228(a) of the Companies Law, and on his death, or if he is found to be insane or unsound of mind by a competent authority.

20.7	Every director, except the chairman of the board of directors, may at any time appoint for himself an alternate, and may dismiss the alternate and appoint another in his stead, and may appoint another alternate instead of an alternate whose office has been vacated for any reason, subject to the written approval of the shareholder who appointed that director. The office of an alternate shall automatically be vacated upon his dismissal or replacement by the director who appointed him and also upon the expiration of the term of office or the vacating of office of the director whose position the alternate fills. At all times an alternate serves in this office he will, subject to his instrument of appointment, have all the powers and authorities of the director whose position the alternate fills.

20.8	The board of directors shall convene at a frequency of not less than once every 6 weeks. Every director will be entitled to receive current reports from the management of CaesarStone about the activities of CaesarStone and, on his request, any other reasonable additional information, without this derogating from the provisions of any law which apply to the matter.

20.9	The chairman of the board of directors who will be appointed after the present chairman of the board of directors shall be an outside appointment and shall comply with the conditions of qualification of an external director as this term is defined in the Companies Law, 5759-1999. The chairman of the board of directors will be appointed by the board of directors with the consent of the directors who have been appointed on behalf of Tenne, but such directors will not be entitled to object to the appointment of a candidate more than twice and then the election will be by a majority of votes of the members of the board of directors.

20.10	Resolutions of the board of directors shall be passed by a majority vote of the directors present and voting. The chairman of the board of directors will not have a casting vote.

20.11	If Tenne’s holdings have fallen but have not dropped below 15% of the shares, its right to appoint two members of the board of directors will not be adversely affected; where its holdings have dropped below 15%, Tenne will have a right to appoint one director (and if at such time two directors hold office on behalf of Tenne, the last director who was appointed on behalf of Tenne will cease to hold office as such and his office will automatically be vacated, unless Tenne has decided that the other director shall cease to hold office). If the holdings fall below 10%, Tenne will not be entitled to appoint a director (and if at that time a director on behalf of Tenne holds office, he shall cease to serve in that capacity and his office will automatically be vacated).

20.12	Tenne will have representation proportionate to its percentage holdings of shares of the Company (and at least one representative) on each of the sub-committees of the board of directors. Tenne’s representative on the board of directors shall serve as chairman of the audit committee. It is hereby clarified that such committees will not be granted powers to decide on matters which are mentioned in Article 22 or on other matters which cannot be delegated in accordance with the provisions of the Companies Law.

20.13	Up to the time Tenne holds at least 15% of the share capital of the Company, Tenne will have a right to appoint a director in each subsidiary of CaesarStone in which CaesarStone has the right to appoint more than two directors but not more than 5 directors, and a right to appoint two directors in any subsidiary in which CaesarStone has the right to appoint more than 5 directors. Up to the time Tenne holds less than 15% of the Company’s share capital, but at least 10% of the Company’s share capital, it will have the right to appoint one director in every subsidiary in which CaesarStone has the right to appoint more than 2 directors. The parties will make maximum efforts in order to cause a situation that the number of directors in every subsidiary shall not exceed 9 and shall not be less than three. If CaesarStone does not have a right to appoint more than two directors in a subsidiary, CaesarStone will do its best in order that the right be granted to it to appoint an observer, and in such case the observer will be appointed by Tenne. The provisions of this sub-article will be cancelled immediately prior to the issue.

21.	Proceedings of the board of directors

21.1	The chairman of the board of directors may at any time call a meeting of the board of directors, by sending a notice of invitation signed by him to every member of the board of directors, in the manner stated in Article 21.5 of the Articles. The board of directors shall convene for a meeting of the board of directors at least once in every six (6) weeks.

21.2	Within fourteen (14) days from the date on which he received a requisition in writing for doing so, signed by two or more directors, the chairman of the board of directors shall convene a meeting of the board of directors for purposes of discussing the subject mentioned in the aforesaid letter of requisition, provided that such subject falls within the scope of the powers and duties of the board of directors pursuant to law and the Articles. If the chairman of the board of directors does not convene a meeting pursuant to such requisition within the time prescribed in this sub-article, the directors who requisitioned the convening of the meeting from the chairman of the board of directors shall be entitled to convene a meeting of the board of directors themselves, by sending a joint notice of invitation, signed by them, to every member of the board of directors in the manner stated in Article 21.5 of the Articles.

21.3

Within fourteen (14) days after the chairman of the board of directors has received a notice or a report from the General Manager which necessitates action on the part of the board of directors, or notice from the Company’s auditor to the effect that he has found material defects in the accounting audit of the Company, the chairman of the board of directors shall forthwith convene a meeting of the board of directors for purposes of discussing and considering the aforesaid matter. If the chairman of the board of directors does not convene a meeting as aforesaid, the General Manager or the accountant, as the case may be, as well as two or more directors shall be entitled to convene a meeting of the board of directors themselves, by sending a joint notice of invitation, signed by them, to every member of the board of directors in the manner stated in Article 21.5 of the Articles.

21.4	The agenda of meetings of the board of directors shall include any subject specified by the person convening the meeting or by the person who requisitioned the convening thereof, as mentioned in Articles 21.1-21.3 of the Articles.

21.5	Notice of invitation to a meeting of the board of directors shall be sent in writing by the person convening the meeting of the board of directors pursuant to Articles 21.1-21.3 of the Articles. The notice of invitation shall specify the place and time of the meeting and shall give details of the matters on the agenda. The notice of invitation shall be delivered to each member of the board of directors personally, according to the address for delivery of notices which such director has given to the Company in writing from time to time. Such notice of invitation shall be delivered to the director as aforesaid not later than seven (7) days before the date for convening of the meeting.

21.6	By consent in writing, including by fax, of all the directors entitled to attend the meeting, it will be possible to convene a meeting of the board of directors without prior notice according to this sub-article.

21.7	With the consent in writing, including by fax, of all the directors entitled to participate on the matters that are put to the vote, it shall be possible to pass a resolution without convening a meeting of the board of directors (hereinafter in this sub-article: “Resolution Without Meeting”). A Resolution Without Meeting shall be passed unanimously.

21.8	The board of directors is entitled to decide on an extension or shortening of any period specified in Articles 21.2, 21.3 and 21.5 of the Articles for a particular instance, for a specific period, or permanently, as it shall decide.

21.9	Without derogating from the contents of Article 22, until the earlier of (a) the date of the Company’s issue, (b) a time at which Tenne’s holdings in the Company are lower than 10% of the issued capital of the Company, the quorum for the opening of a meeting of the board of directors will be a majority of the directors holding office for the time being, who shall include at least one director on behalf of Tenne, and any resolution of the board of directors shall be valid and effectual only in a case in which the abovementioned quorum was present at the time of such vote. Notwithstanding the foregoing, a director who will be absent from a meeting of the board of directors may appoint another to vote in his name and stead in accordance with instructions he will give in advance.

After the issue or after Tenne’s percentage holdings in the Company fall below 10%, as the case may be, the quorum will be as specified by law and/or subject to the rules of the stock exchange on which the Company will be traded, as the case may be.

21.10	Without derogating from the contents of Article 22, if within half an hour from the time appointed for a meeting of the board of directors no director on behalf of Tenne, as mentioned in Article 21.9 of the Articles, appears, despite his having been duly invited, an adjourned meeting will be held two hours after the original time, even without a representative of Tenne.

21.11	In voting on the board of directors each director will have one vote. Resolutions of the board of directors shall be passed by a simple majority of those present and voting, unless otherwise expressly stipulated in these Articles. In the case of an equality of votes, the chairman of the board of directors will not have a second or casting vote.

21.12	It shall be possible to hold a meeting of the board of directors via any means of communication which allows for all the directors participating to hear one another simultaneously, including a telephone conference call and audio communication via the Internet. The provisions of Article 21 will apply to a meeting of the board of directors pursuant to this sub-article.

21.13	The board of directors may decide on the establishment of committees, including an audit committee, and may appoint directors to such committees as it decides (hereinafter: “Committees of Directors”), subject to the contents of Article 20.12. In its resolution the board of directors shall define the powers and authorities of every Committee of Directors and the spheres of its activity. Resolutions of a Committees of Directors shall be passed by a simple majority of the members of the Committee present and voting. Every resolution of a Committees of Directors shall be brought as a recommendation to the board of directors and shall require a resolution of approval by the board of directors, unless the board of directors expressly delegated the power of decision to the Committee and this does not conflict with the provisions of the law and the Articles. The board of directors may at any time take back any power or authority from a Committee of Directors.

22.	Special resolutions

Until the earlier of (a) the date of the Company’s issue, (b) a time at which Tenne’s holdings in the Company are lower than 10% of the issued capital of the Company, a resolution which is one of the following resolutions shall not be passed by the board of directors unless at least one of the directors on behalf of Tenne voted in favor thereof, or, as the case may be, a resolution which is one of the following resolutions shall not be passed at a meeting of shareholders of the Company, unless it is passed by a special resolution with a special majority of 90% of the issued shares of the Company for the time being:

22.1	A material change in the Company’s business;

22.2	The effecting of a merger and/or acquisition (that is to say, a sale of the Company’s shares by the shareholders in a transaction in which the shareholders of the Company prior to execution of the transaction hold less than one-half of the issued capital of the Company and/or of the absorbing company immediately after execution of the transaction);

22.3	A sale of all or most of the Company’s assets or its winding-up;

22.4	An amendment to the Articles and/or a change in the rights attaching to the shares of the Company. For purposes of this article, it is clarified that an increase of capital, issue or allotment of shares or securities convertible into shares will not be deemed to be a change in such rights, and no special approval as described in this article will be required;

22.5	The appointment / replacement of an auditor which is not one of the following accountancy firms: Kost Forer & Gabbay (E&Y), Somekh Chaikin, Brightman Almagor, Kesselman and/or the accountancy firm of Ziv Haft;

22.6	An approval of transactions between the Company and interested parties or between another person where the interested party has a personal interest in the transaction, apart from a change and/or revision of the terms of employment of any of the members of Kibbutz Sdot-Yam in CaesarStone which are made according to market conditions and on an economic basis as stated in Clause 11.4 of the Investment Agreement;

22.7	Entering into a transaction which has a material impact on the business of the Company, its assets or its profits, such as, but without limitation: (1) a transaction or a series of related transactions in which the Company undertakes to pay, or a third party undertakes to pay the Company, an amount which exceeds (in aggregate) 3 million US dollars or (2) an agreement which confers exclusivity on a distributor in an average and higher territory (a territory in respect of which it will be stipulated that the minimum quantity in the third year of the contractual arrangement will be at least 20 thousand slabs).

The provisions of this article will apply, as the case may be, also to any committee that may be established by the board of directors of the Company.

It is hereby clarified that in the event that no representative amongst the directors on behalf of Tenne comes to a meeting of the board of directors or no representatives of Tenne come to the general meeting, as the case may be, in such a way that it will not be possible to achieve the majority required as stated above in this article, then an adjourned meeting will be held (in the case of a meeting of the board of directors at a date which is no earlier than 7 days thereafter, and in the case of a meeting of shareholders, at a date which is no earlier than 14 days thereafter), and on condition that Tenne representatives were duly invited to both such meetings, and fail to appear thereat, it will be possible to pass the aforesaid resolutions other than in accordance with the provisions stated above in this article.

In addition, notwithstanding anything else specified in these Articles, the Company will be entitled to demand indemnity in accordance with the provisions of Clause 18.1 of the Investment Agreement, on the strength of a resolution of the board of directors, that shall be passed by a simple majority of the directors who are not directors on behalf of individual parties of Sdot-Yam, without the necessity for any further resolution.

23.	Management of the Company

23.1	Appointment of Officers

23.1.1	Every appointment of officers in the Company (as defined in the law) and the holder of any position that is directly subordinate to the General Manager (hereinafter: “Officers”) shall be according to appropriate professional criteria as will be delineated by the board of directors, and every such Officer shall have suitable education and experience in order to fulfill his function in the Company in a proper manner.

23.1.2	Unless otherwise specified in the law, in the Articles or by the board of directors, the Officers will be appointed and dismissed by the General Manager of the Company, who shall also fix the conditions of their employment; however, an appointment, determining of the conditions and the dismissals will be subject to the approval of the board of directors. The power and authority of the board of directors pursuant to this sub-article can be delegated, in whole or in part, as the board of directors shall decide.

23.1.3	The provisions of Article 23.1 will be cancelled immediately prior to the issue.

23.2	Continued holding of office of office-bearers. Until the earlier of a) the date of the Company’s issue, b) a time at which Tenne’s percentage holdings in the Company are less than 10% of the issued capital of the Company, c) 3 years have elapsed from the date of closing the agreement, the removal of the chairman of the board of directors and the General Manager (or a joint General Manager) of the Company from their office shall be made solely with the consent of the parties alone, unless what is involved is a removal from office in exceptional circumstances, in which case approval by the board of directors shall suffice. For purposes of this article “exceptional circumstances” means any of the following: a declaration of the office-bearer as being legally incapacitated, the bankruptcy of the office-bearer and the conviction of the office-bearer of a criminal offense. The provisions of this article will be cancelled immediately prior to the issue.

23.3	General Manager of the Company

23.3.1	The appointment of the General Manager (or joint General Manager) of the Company and the fixing of his terms of employment shall be made by a sub-committee of the board of directors (“the General Manager Committee”). A director on behalf of Tenne and the chairman of the board of directors shall be members of the General Manager Committee.

23.3.2	The General Manager Committee shall select the candidates for the post of General Manager unanimously. The recommendations of the General Manager Committee shall be brought for the approval of the board of directors, which shall be given by a majority vote of the directors present and voting.

23.3.3	The provisions of Article 23.3 will be cancelled immediately prior to the issue.

23.4	Vice-President Finance. The appointment of the vice-president finance and the fixing of his terms of employment shall be made by the General Manager of the Company on the basis of appropriate professional qualifications and abilities, after consultation that will be held with the chairman of the board of directors and with the directors on behalf of Tenne. The appointment of the vice-president finance and the fixing of his terms of employment shall be subject to the approval of the board of directors by a majority vote. Dismissals of the vice-president finance shall be made in conformity with these provisions. The provisions of this sub-article will be cancelled immediately prior to the issue.

23.5	Company secretary. The board of directors may at any time appoint a secretary for the Company, and may employ and dismiss him in accordance with terms of employment that will be agreed between him and the board of directors.

24.	Books of account and financial statements; rights to information

24.1	The board of directors shall cause proper books of account to be maintained in accordance with the provisions of the law and the regulations that have been or may be made pursuant thereto, as same are in force from time to time.

24.2	The board of directors shall approve the financial statements of the Company, which shall be drawn up for each financial year of the Company, and the board of directors shall sign same. The financial statements shall be drawn up, approved and audited in the manner stated in Section 172 of the Law and as mentioned in the regulations, rules or instructions that have been laid down or may be laid down pursuant thereto, as same are in force from time to time.

For purposes of this sub-article, “the Company’s financial year” means — twelve (12) months commencing on January 1 and ending on December 31.

24.3	The financial statements shall be delivered to the shareholders according to law and in accordance with these Articles; same shall be kept at the registered office of the Company for a period of seven (7) years from the date on which they were drawn up; and they shall be open to inspection by the directors.

24.4	Within 60 days from the end of each quarter, the Company shall furnish Tenne with reviewed quarterly financial statements (and consolidated as the case may be) and within 90 days from the end of each calendar year, with audited annual financial statements, according to accepted accounting principles in Israel, and duly signed. Commencing from the end of one year from the date of closing of the Investment Agreement, the aforesaid number of days will change to 30 days (instead of 60 days) with respect to quarterly statements and to 45 days (instead of 90 days) with respect to annual statements. The provisions of this article will be cancelled immediately prior to the issue.

24.5	For the removal of doubt it is hereby clarified that nothing in the foregoing shall derogate from the right of a director on behalf of Tenne to receive information at any time which he is entitled to receive by virtue of his function as a director, including, upon his request, material which is submitted at meetings of the Company’s management, and nothing in the foregoing shall derogate from Tenne’s right to receive information at any time which it is entitled to receive on the strength of it being a shareholder in the Company. It is hereby further clarified that CaesarStone shall, as soon as possible, provide Tenne with all the reasonable information required by it and which is in the possession of CaesarStone, for purposes of the drawing up of its financial statements according to law and at the time required by law, and all subject to the provisions of any law and subject to Tenne’s written undertaking to keep the information confidential for the benefit of CaesarStone.

Every director will be entitled to receive current reports from the Company’s management about the Company’s activities and, on his request, any other reasonable additional information required by him for purposes of taking decisions and/or for the fulfillment of his function as a director of the Company.

25.	Appointment of auditor

25.1	The annual general meeting shall appoint an auditor for the Company, who shall serve in such position until the end of the next annual general meeting. Notwithstanding the contents of the previous sentence, the general meeting of the Company may decide on the appointment of an auditor for the Company who will serve in that position for a longer period, which shall not last beyond the end of the third annual general meeting following the meeting at which it was appointed.

25.2	The remuneration of the auditor in respect of the auditing operation, and in respect of additional services to the Company which are not auditing operations, shall be fixed by the board of directors.

26.	Transactions with interested parties

26.1	The provisions of the law (Sections 268-284) and also any relevant provision of these Articles shall apply to the approval and validity of transactions between the Company and an officer therein, or between the Company and another person in which an officer in the Company has a personal interest.

26.2

For the removal of doubt it is hereby clarified that commencing from the date of signing of the Investment Agreement, any amendment or alteration to the agreements and arrangements described in Clause 11 and in Clause 12 of the Investment Agreement, or other entering into an agreement (verbal or in writing) between CaesarStone and Sdot-Yam, or any of the individual parties who make up Sdot-Yam, and any change in the conditions of the on-going and current accounting and withdrawal of moneys as between CaesarStone and Sdot-Yam, or any of the individual parties who make up Sdot-Yam, as applied in the year 2005, shall be deemed to be transactions with interested parties in CaesarStone and will be subject to approval in accordance with the provisions of Article 22 of the Articles. Notwithstanding the foregoing, it is clarified that an amendment, alteration and/or contracting as aforesaid which is made in the ordinary course of business, according to market conditions, and the amount of which does not exceed NIS 50 thousand, will not be deemed to be a transaction with an interested party in CaesarStone and will not require approval pursuant to Article 22 of the Articles.

27.	Release, insurance and indemnity of officers

27.1	Every officer in the Company will be released from liability to the Company in respect of any damage caused or which may be caused to the Company, from time to time, as a consequence of a breach of a duty of care on the part of the officer, save and except for a breach of the duty of care in “a distribution” (as this term is defined in the law), in accordance with the contents of this Article 27 only.

27.2	The Company is entitled to enter into a contract for the insurance of the liability of any officer therein in respect of liability that may be imposed on him as a result of an act he performed in his capacity as an officer therein, in each of the following cases:

27.2.1	A breach of a duty of care to the Company or any other person;

27.2.2	A breach of a fiduciary duty to the Company, provided that the officer acted in good faith and had reasonable grounds for assuming that the act would not adversely affect the best interests of the Company;

27.2.3	Pecuniary liability that may be imposed on him in favor of another person.

27.3

27.3.1	The Company’s entering into a contract for the insurance of the liability of an officer therein who is not a director thereof, shall be made in the manner specified in Section 272 of the Law.

27.3.2	The Company’s entering into a contract for the insurance of the liability of an officer therein who is a director thereof, shall be made in the manner specified in Section 273 of the Law.

27.4	The Company is entitled to undertake in advance to indemnify an officer in the Company (hereinafter: “Undertaking for Indemnity”), or to decide to indemnify him retroactively (hereinafter: “Permit for Indemnity”) in respect of a liability or expense, as described below, which was imposed on him or which he incurred as a consequence of an act he performed in his capacity as an officer therein.

27.4.1	Pecuniary liability imposed on him in favor of another person pursuant to a judgment, including a judgment given in a compromise settlement or an arbitrator’s award which was confirmed by a court, subject to the contents of Article 27.5 below;

27.4.2	Reasonable costs of litigation, including attorney’s fees, which an officer incurred as a consequence of an investigation or proceeding conducted against him by an authority competent to conduct an investigation or proceeding, and which culminated without the filing of an indictment against him and without pecuniary liability being imposed on him as an alternative to a criminal proceeding, or which culminated without an indictment being filed against him but with the imposition of pecuniary liability as an alternative to criminal proceedings on an offense which does not require the proof of criminal intent (mens rea);

27.4.3	In this sub-article —

27.4.3.1	“Culmination of proceeding without filing of an indictment in a matter in which a criminal investigation was opened” — means the closing of the dossier pursuant to Section 62 of the Criminal Procedure Law [Consolidated Version], 5742-1982 (in this sub-article — “the Criminal Procedure Law”), or a stay of proceedings by the Attorney-General in accordance with Section 231 of the Criminal Procedure Law;

27.4.3.2	“Pecuniary liability as an alternative to criminal proceedings” — pecuniary liability which was imposed according to law as an alternative to a criminal proceeding, including an administrative fine pursuant to the Administrative Offenses Law, 5745-1985, a fine for an offense which was specified as a fineable offense pursuant to the provisions of the Criminal Procedure Law, a monetary sanction or monetary penalty;

27.4.4	Reasonable costs of litigation, including attorney’s fees, which the officer incurred or which he was ordered by a court to pay in proceedings instituted against him by the Company or on its behalf or by another person, or in a criminal indictment of which he was acquitted, or in a criminal indictment of which he was convicted of an offense which does not require the proof of criminal intent (mens rea).

27.5	Notwithstanding the contents of Article 27.4 above, if what is involved is an Undertaking for Indemnity (as distinct from a Permit for Indemnity) as stated in Article 27.4.1 above, the Undertaking for Indemnity will be limited to events which the board of directors foresees and contemplates in light of the Company’s actual activities at the time the undertaking for an indemnity is given and also shall be limited to such amount or such criterion as the board of directors has decided are reasonable in the circumstances of the matter, provided that in the Undertaking for Indemnity mention shall be made of the events which, in the opinion of the board of directors, are foreseeable in light of the Company’s actual activities at the time the undertaking is given, as well as the amount or the criterion which the board of directors has laid down as being reasonable in the circumstances of the matter.

27.6

27.6.1	An Undertaking for Indemnity, or indemnity pursuant to a Permit for Indemnity, of an officer in the Company who is not a director therein, shall be in the manner specified in Section 272 of the Law.

27.6.2	An Undertaking for Indemnity, or indemnity pursuant to a Permit for Indemnity, of an officer in the Company who is a director therein, shall be in the manner specified in Section 273 of the Law.
28.	Dividends

28.1	After the giving of priority in the distribution of dividends to the holders of the preference shares, every shareholder will be entitled to receive the balance of the profits, on the distribution of which it has been decided (apart from the profits that were distributed to the holders of the preference shares) on a basis that is pro rata to the number of shares held by such shareholder in CaesarStone as against the total issued capital of the Company. Resolutions regarding a distribution of profits shall be passed by the board of directors of CaesarStone after it has determined that the distribution is permissible according to the profit test and according to the solvency test, within the meaning thereof under Section 302 of the Law.

28.2

Subject to cash flows, CaesarStone will distribute to the shareholders therein 33% of the total profits of CaesarStone available for distribution each year according to the audited consolidated financial statements which relate to the 31st day of December of the previous year (where for these purposes the reserve fund, if there is such, shall be counted as part of the profit available for distribution). For purposes of the foregoing, “profit available for distribution” means compliance with the criteria of “the profit test” and “the solvency test” according to the meaning thereof under Section 302 of the Companies Law. The provisions of this article will be cancelled immediately prior to the issue.

28.3	Repayment of shareholders loans will be deemed to be a distribution of a dividend for all intents and purposes and in every case in which the Company makes repayments of shareholders loans, Tenne will be entitled to receive a special grant from the Company to the extent of the amount of the repayment where same is multiplied by Tenne’s percentage holdings of shares of the Company at that time. The contents of this sub-article 28.3 will not apply in the case of repayment of shareholders loans as referred to in Clause 11.6 of the Investment Agreement.

28.4	A resolution regarding a distribution which is made by way of payment of a dividend in cash, as defined in Section 1 of the Law, shall be passed and implemented after the drawing up and audit of the Company’s financial statements for that financial year of the Company, out of the profits from which the dividend is distributed.

28.5	The board of directors may decide, in its sole commercial discretion, during the course of a financial year, on the distribution of an interim dividend to the shareholders, after having determined that distribution of the interim dividend is permissible according to the profit test and according to the solvency test, within the meaning thereof under Section 302 of the Law. An interim dividend that has been distributed shall be recorded against and deducted from the total amounts that were permissible for distribution to the shareholders after the drawing up and audit of the Company’s financial statements for that financial year of the Company in which such interim dividend was distributed, according to the profit test and the solvency test, under Section 302 of the Law, had such interim dividend not been distributed.

28.6	Subject to Article 28.1 above, where the board of directors has decided on the distribution of a dividend or an interim dividend, whether by way of a dividend in cash, or by way of a dividend which is not in cash (hereinafter: “Dividend in Kind”), or by way of a dividend which is partly in cash and partly in kind, every person who was a shareholder on the date of the resolution regarding distribution of the dividend, or at a later date specified by the board of directors in its resolution regarding the distribution of a dividend (hereinafter: “the Effective Date for the Distribution”) will be entitled to a pro rata portion of the amount of the total dividend which the Company distributes.

28.7	At the time of making a distribution by way of a dividend, the Company shall set off against the amount of the pro rata portion of each shareholder in the amount of the total dividend which the Company distributes, any amount of money the due date for payment of which has arrived and which has not yet been paid to the Company in respect of the shares held by such person, whether or not the payment thereof has been called.

The time and manner of effecting a distribution by way of a dividend shall be the time and manner as decided by the board of directors in its resolution regarding the distribution of the dividend. For purposes of effecting a distribution of the dividend, the board of directors may, inter alia, specify the value of any particular asset for purposes of such distribution, and it may decide that payment in cash will be made to the members on the basis of the value that will be fixed as aforesaid, or that fractions the value of which is less than NIS 1 will not be taken into account, in order to adjust the rights of all the parties.

28.8	Without derogating from the contents of Article 28.2, the board of directors may, at any time prior to deciding on a distribution, set aside out of the retained earnings, or retained earnings that have accumulated in the preceding two years, whichever is the higher, within the meaning thereof under Section 302 of the Law, such amounts as it deems fit, to a reserve fund for exceptional purposes, including for purposes of the improvement or maintenance of any property of the Company, and for any other objective as the board of directors, in its sole discretion, shall deem to be beneficial to the interests of the Company.

28.9	Where the board of directors has decided to set aside amounts to a reserve fund as aforesaid, it may invest the aforesaid amounts in such investments as it deems fit (apart from shares of the Company), and may deal with such investments, vary same, and make use thereof, in whole or in part, for the benefit of the Company. The board of directors is also entitled to divide the reserve fund into special funds, as it sees fit, and to use a fund or any part thereof for the business of the Company or in any other manner it may deem fit.

28.10	The board of directors may, at any time, before deciding on a distribution, decide on the cancellation of a reserve fund that was created pursuant to its resolution as mentioned in the previous sub-article, in whole or in part, and on the transfer of the amounts held therein back to the retained earnings item, within the meaning thereof under the law. A resolution regarding the transfer of amounts from such reserve fund to the retained earnings item shall not be passed except at a meeting of the board of directors to which the Company’s auditor was invited.

28.11	The board of directors may decide that a distribution by way of an acquisition, within the meaning thereof under Section 1 of the Companies Law, be made pro rata to all the issued shares of the Company on the Effective Date for the Distribution, or in any other manner the board of directors may, in its sole discretion, decide, provided that the board of directors is of the opinion that this will be expedient and beneficial for the Company’s purposes. All the provisions of the law in regard to a distribution shall apply to a distribution by way of acquisition.

28.12	The Company may apply to the court to approve for it to make a distribution which does not comply with the profit test, within the meaning thereof under Section 302 of the Law, provided that the board of directors of the Company has determined that the requested distribution will comply with the solvency test, within the meaning thereof under Section 302 of the Law. The Company shall notify its creditors about the filing of such application with the court.

29.	Bonus shares

The board of directors of the Company may decide on a distribution of bonus shares to the shareholders of the Company. In a distribution of bonus shares each of the shareholders in the Company will receive ordinary shares, or each shareholder in the Company will receive shares of the same class which conferred on him the rights to receive the bonus shares, as the case may be.

30.	Merger

30.1	The Company is entitled to merge with another company in accordance with the provisions of the law and any statute, subject to the terms and conditions of these Articles.

30.2	Notwithstanding the contents of Article 30.1 of the Articles, the Company is entitled to annul, restrict or limit its power to merge in any contract or agreement with another person, including with the shareholders, in whole or in part, or with a creditor of the Company, and there shall be no validity to a merger transaction which the Company may enter into contrary to the aforesaid annulment, restriction or limitation.

30.3	Resolutions of the general meeting in regard to approval or rejection of a merger proposal, as mentioned in Section 320(b)-(d) of the Law, is subject to Article 22 of the Articles.

31.	Seal and rubber stamp of the Company

31.1	The board of directors shall cause the seal of the Company to be kept in a safe place and it shall be prohibited to make use thereof without the permission of the board of directors. Every document on which the Company’s seal is imprinted shall be signed by the authorized signatories as shall be decided by the board of directors.

31.2	The Company shall have at least one rubber stamp. The board of directors shall cause every such stamp to be kept in a safe place.

31.3	The rights of signature in the Company will be as specified by the board of directors from time to time.

32.	Registers

The Company shall maintain a shareholders register and a register of material shareholders as prescribed by the law. In addition the Company may, in the discretion of the board of directors, maintain an additional register of shareholders outside of Israel (hereinafter: “the Additional Register”). Subject to the provisions of the law and any statute, maintaining of the Additional Register shall be done in accordance with the discretion of the board of directors.

33.	Minutes

33.1	The board of directors shall cause minutes to be properly kept in books prepared for this purpose. The minutes shall include details in regard to –

33.1.1	The directors present at every meeting of the board of directors, and at every meeting of a committee of directors;

33.1.2	The shareholders who attend every general meeting;

33.1.3	The instructions that will be given, if given, by the board of directors to committees of directors;

33.1.4	Resolutions of general meetings, of meetings of the board of directors and of meetings of committees of directors.

33.2	Any minutes of a meeting of the board of directors, of a meeting of a committees of directors, or of a session of the general meeting of shareholders of the Company, if on the face of things it appears to be signed by the chairman of that meeting, or by the chairman of the next meeting, will constitute prima facie evidence as to the matters mentioned therein.

34.	Notices

34.1	Notice by the Company to its shareholders may be given to the shareholder by delivery by hand or by sending it by facsimile (with confirmation of transmission) or by registered mail to the shareholder according to the address in Israel (if there is such) which was given by the shareholder to the Company for purposes of sending of notices to him, or, if he has not given such address, according to his registered address in Israel. If a notice is sent by facsimile (with confirmation of transmission) on a business day before the hour of 16:00 Israel time, the notice shall be deemed to have been delivered on that day, and otherwise will be deemed to have been delivered on the next business day; if a notice is sent by registered mail, the notice will be deemed to have been duly delivered to the shareholder within two days from the time it was posted to him; and if delivered by hand, it will be deemed to have been duly delivered at the time of its delivery.

34.2	Notwithstanding anything stated in any other article of the Articles, a shareholder who does not have a registered address in Israel and has not given the Company an address in Israel for the delivery of notices, will not be entitled to any notice or invitation in accordance with the Articles.

34.3	In the case of joint holders of a share, the Company is entitled to deliver notice to the holders by delivery thereof to the holder whose name stands first in the register of shareholders or in the share deed in respect of such share.